Exhibit 23.4

MARSHALL & STEVENS INC.

July 10, 2007

Mr. W. James Whittle

Chief Financial Officer

Akrion, Inc.

6330 Hedgewood Drive

Suite 150

Allentown, PA 18106

Dear Mr. Whittle:

We hereby consent to the inclusion in the Registration Statement on Form S-1 of Akrion, Inc. for the registration of shares of its common stock (together with any amendments thereto, the “Registration Statement”) of references to our firm and to our valuation analyses with respect to the common stock of Akrion, Inc., and also to the reference to our firm under the heading “Experts” in the Registration Statement. In giving such consent, we do not hereby admit that we come within the category of a person whose consent is required under the Securities Act of 1933, as amended, or the rules and regulations adopted by the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,

Marshall & Stevens Inc.

By:	/s/ G.C. Louis
Name:	G.C. Louis
Title:	Senior Vice President